Northwest Biotherapeutics Announces Public Offering of Common Stock and Warrants, and Listing on NASDAQ

BETHESDA, Md., Dec. 7, 2012 /PRNewswire/ -- Northwest Biotherapeutics, Inc. (NASDAQ: NWBO; NWBOW), a biotechnology company developing DCVax® personalized immune therapies for cancer, announced the pricing of an underwritten public offering of 3,000,000 shares of common stock, and warrants to purchase up to an aggregate 1,500,000 shares of common stock, at an offering price of $4.00 per share and $0.01 per warrant. The Warrants have a per share exercise price of $5.00, are exercisable immediately, and expire 5 years from the date of issuance.  The shares and warrants will begin trading on The NASDAQ Capital Market today under the symbols "NWBO" and "NWBOW," respectively.

The gross proceeds to the Company from this offering are expected to be $12 million, before deducting underwriting discounts and commissions and other estimated offering expenses.  All of the shares and warrants in the offering are being sold by the Company.  In addition, in connection with the offering, more than $34.5 million of the Company's debt is being converted and being removed from the Company's balance sheet as a result of such conversions.

The Company intends to use the net proceeds received from the offering to fund its research and development activities and for working capital and general corporate purposes.  The Company may also use a portion of the net proceeds to repay up to $3.8 million aggregate principal amount of convertible notes and notes, comprising most of the Company's remaining outstanding debt.

The offering is expected to close on December 12, 2012, subject to customary closing conditions.  The Company has also granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of common stock and/or 225,000 warrants to cover over-allotments, if any.

In connection with its listing on The NASDAQ Capital Market, the Company's common stock will cease trading on the OTC QB.

Aegis Capital Corp. acted as the sole book-running manager for this offering.  A registration statement on Form S-1 relating to the shares and warrants was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov.  Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com., or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Northwest Biotherapeutics, Inc.

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company's lead program is a 300-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company has also conducted a Phase I/II trial with DCVax® for metastatic ovarian cancer.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients with GBM using DCVax® and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "believe," "intend," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company's ability to raise additional capital, risks related to the Company's ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company's products will demonstrate safety and efficacy.  Additional information on these and other factors, including Risk Factors, which could affect the Company's results, is included in its Securities and Exchange Commission ("SEC") filings.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.